EXHIBIT 99.2

Press release

Linde Board Elects Two New Directors and Adds Sustainability Committee

Guildford, UK, October 25, 2021 – Linde plc (NYSE: LIN; FWB: LIN) announced today that its Board of Directors has elected Joe Kaeser and Alberto Weisser as new directors of Linde plc, effective November 1, 2021. Kaeser will serve on the Nomination and Governance and the Human Capital Committees, and Weisser will serve on the Audit and the Sustainability Committees.

Kaeser and Weisser are highly regarded senior executives who bring a wealth of global experience to the Linde plc Board of Directors. Kaeser served as Chief Financial Officer of Siemens AG from 2006 until 2013 and then as Chief Executive Officer of Siemens AG until his retirement in 2021. He currently chairs the supervisory board of Siemens Energy AG, is Vice Chairman of the board of NXP Semiconductors and a member of the supervisory board of Daimler Truck AG. Weisser served as Chief Financial Officer of Bunge International from 1993 until 1998 and as Chairman and Chief Executive Officer of Bunge from 1999 until 2013. He currently serves on the boards of Pepsico and Bayer AG.

“Linde will benefit from Joe’s and Alberto’s breadth and depth of experience,” said Wolfgang Reitzle, Chairman of Linde plc. “I am confident their contributions will strengthen our Board and benefit all our stakeholders.”

The Board of Directors has also added a Sustainability Committee. The committee will be responsible for board oversight of Linde’s strategy and policies related to climate change, including greenhouse gas reduction goals and decarbonization solutions, such as clean hydrogen and carbon capture.

The Board has also renamed the Compensation Committee as the Human Capital Committee, reflecting that committee’s enhanced oversight of policies, practices and goals related to Linde’s workforce generally, including diversity and inclusion, safety and community engagement.

About Linde
Linde is a leading global industrial gases and engineering company with 2020 sales of $27 billion (€24 billion). We live our mission of making our world more productive every day by providing high-quality solutions, technologies and services which are making our customers more successful and helping to sustain and protect our planet.

The company serves a variety of end markets including chemicals & refining, food & beverage, electronics, healthcare, manufacturing and primary metals. Linde's industrial gases are used in countless applications, from life-saving oxygen for hospitals to high-purity & specialty gases for electronics manufacturing, hydrogen for clean fuels and much more. Linde also delivers state-of-the-art gas processing solutions to support customer expansion, efficiency improvements and emissions reductions.

Press release

For more information about the company and its products and services, please visit www.linde.com.

Contacts:
Investor Relations Juan Pelaez Phone: +1 203 837 2213 Email: juan.pelaez@linde.com	Media Relations Anna Davies Phone: +44 1483 244705 Email: anna.davies@linde.com